Exhibit 10.1

AGREEMENT BY AND BETWEEN SYBLEU INC. AND DYO BIOTECHNOLOGIES, PTY, LTD

THIS LICENSE AGREEMENT, including the exhibits referred to herein and attached hereto (the “Agreement”), effective as of June 26, 2023 (the “Effective Date”), is made and entered into by and between SYBLEU INC., a Wyoming corporation (“Company”) and DYO Biotechnologies, Pty, Ltd (“DYO”) a Singapore company. Company and DYO may be referred to in this Agreement each as a “Party” or collectively as the “Parties.”

RECITALS

A. DYO possesses all right, title and interest in and to including, but not limited to, the copyrights, trade secrets, trademarks and associated good will and patent rights to the intellectual property described in Exhibit A (“Technology”).

B. Company desires to obtain from DYO an exclusive right and license for the development and commercialization of the Technology for the development and commercialization of small molecule drugs for human or animal health and;

C. DYO is willing to grant such right and license to Company.

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, DYO and Company hereby agree as follows:

1. DEFINITIONS:

As used in this Agreement, the following terms shall have the meanings indicated:

"Affiliate” shall mean any entity that is controlled by, controls, or is under common control with Company at any time during the Term. For such purpose the term “control” means (a) direct or indirect ownership of more than fifty percent (50%) of the voting interest in the entity in question, or more than fifty percent (50%) interest in the income of the entity in question; provided, however, that if local law requires a minimum percentage of local ownership of greater than fifty percent (50%), control will be established by direct or indirect beneficial ownership of one hundred percent (100%) of the maximum ownership percentage that may, under such local law, be owned by foreign interests; or (b) possession, directly or indirectly, of the power to direct or cause the direction of management or policies of the entity in question (whether through ownership of securities or other ownership interests, by contract or otherwise).

“Field” shall mean small molecule drug development and commercialization for human and/or animal health.

“IND” shall have the meaning as defined by the FDA for human clinical drug testing (Investigational New Drug) or for animal testing (INAD)

“Licensed Method” shall mean any method or process that uses Technology.

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“Licensed Products” shall mean any product, kit, composition, or part thereof: (a) that incorporates, uses, or is enabled or derived from the use of the Technology; or (b) that is produced or enabled by a Licensed Method.

“Licensed Service” shall mean any service performed by Company or Sublicensee for the benefit of a third party that, in whole or in part, (a) uses Technology; (b) uses Licensed Product(s); or (c) that practices or is enabled by a Licensed Method.

“Net Sales” shall mean (a) The aggregate sum of all gross invoice prices of, plus the fair market value of any non-cash consideration received from third party customers for Licensed Products or Licensed Services sold or leased by Company or Sublicensees in the Territory, less (b) the aggregate sum of the following actual and customary deductions, where applicable and separately listed and in each case not otherwise reimbursed to the invoicing entity: (i) cash, trade, or quantity discounts; (ii) sales, use, VAT, tariff, import/export duties or other excise taxes imposed on particular sales (except for income taxes imposed on the sales of Licensed Product); (iii) transportation handling, or insurance charges; (iv) credits to customers because of billing errors, chargebacks, coupons, rebates, recalls, refunds, rejections, retroactive price adjustments, or returns. It is contemplated that any definitive agreement will contain customary deductions for combination products.

“Patent Rights” shall mean DYO’s right in any of the following: (a) any US patents and patent applications disclosing and claiming the inventions, invented by inventors, assigned to DYO, and filed by DYO; (b) applications that claim priority thereto, and continuing applications thereof including divisions, substitutions, continuations, and continuations-in-part (but only to extent the claims thereof are enabled by disclosure of the parent application); (c) any patents issuing on such applications, including, without limitation, reissues, renewals, reexaminations and extensions; and (d) any corresponding foreign applications or patents.

“Sublicense” shall mean an agreement or arrangement into which Company enters with a third party for the purpose of: (a) granting to such third-party certain rights under the License ( as such term is defined in Section 2 of this Agreement); (b) granting to such third party an option to certain rights under the License; or (c) forbearing the exercise by Company of any rights under the License for the benefit of such third party

“Sublicense Consideration” shall mean the aggregate sum of all cash payments, plus the fair market value of any other non-cash consideration received by Company from Sublicensees in consideration for and allocable to the grant of a Sublicense with respect to any Licensed Product, Licensed Service, or Licensed Method; provided, however, that “Sublicense Consideration” shall not include: (a) royalties [or other payments] paid to Company by a Sublicensee based upon sales or net sales by the Sublicensee (a portion of which is contemplated to be due in accordance with the “Earned Royalty” section of this Letter); (b) equity investments in Company by a Sublicensee; (c) loan proceeds paid to Company by a Sublicensee in an arms-length, full recourse debt financing to the extent that such loan is not forgiven; and (e) sponsored research funding, preclinical and clinical study fees, and research and development fees paid to Company by a Sublicensee in a bona fide transaction for future documented research to be performed by or on behalf of Company for the further development of Licensed Product, Licensed Services, or Licensed Methods.

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“Sublicensee” shall mean a third party with whom Company enters into a Sublicense.

“Term” shall mean the period of time beginning on the effective date of this Agreement which shall be June 26, 2023 and terminating on the last to expire Royalty Term unless the Agreement is terminated pursuant to Section 10 of this Agreement .

“Royalty Term” shall mean the period of time beginning on the first commercial sale of a Licensed Product in a given country and, expires on a country-by-country basis with respect to each Licensed Product, upon the later of: (a) the expiration, abandonment, or invalidation of the last to expire, abandoned or invalidated Valid Claim of the Patent Rights in such country; (b) the expiration of any granted statutory period of marketing exclusivity within a country; and (c) 12 years from of the date of the first commercial sale of such Licensed Product in such country.

“Territory” shall mean worldwide

2. GRANT OF LICENSE:

Pursuant to the terms and conditions of this Agreement DYO grants to Company an exclusive license (including the right to grant and authorize Sublicenses through multiple tiers) under the Patent Rights and the Technology: (a) to make, have made, use, offer for sale, sell, perform, have performed export and import Licensed Products and Licensed Services; (b) to practice Licensed Methods; and (c) to use Technology, all in the Field, within the Territory and during the Term (the “License”). All right, title and interest in and to including, but not limited to, the copyrights, trade secrets, trademarks and associated good will and patent rights to any and all to any and all Licensed Products, Licensed Methods or Licensed Services developed by the Company shall belong exclusively to the Company.

3. REPRESENTATIONS AND WARRANTIES:

(a) Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the requisite corporate power and authority to enter into and perform its obligations under this Agreement without the consent, approval or authorization of, or obligation to notify, any person, entity or governmental agency which consent has not been obtained.

The execution, delivery and performance of this Agreement by Company does not and shall not constitute Company’s breach of any statute or regulation or ordinance of any governmental authority, and shall not conflict with or result in a breach of or default under any of the terms, conditions, or provisions of any order, writ, injunction, decree, contract, agreement, or instrument to which the Company is a party, or by which Company is or may be bound.

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(b) DYO is a corporation duly organized, validly existing and in good standing under the laws of the country and state of its incorporation and has the requisite corporate power and authority to enter into and perform its obligations under this Agreement without the consent, approval or authorization of, or obligation to notify, any person, entity or governmental agency which consent has not been obtained.

The execution, delivery and performance of this Agreement by DYO does not and shall not constitute DYO’s breach of any statute or regulation or ordinance of any governmental authority, and shall not conflict with or result in a breach of or default under any of the terms, conditions, or provisions of any order, writ, injunction, decree, contract, agreement, or instrument to which the DYO is a party, or by which DYO is or may be bound.

4. CONSIDERATION:

In consideration for the rights and license granted pursuant to this Agreement Company shall pay to DYO:

License Issuance Fee: $25,000 US payable to DYO by the Company within five days after the effective date of the Agreement

Stock Payment: The Company shall pay to DYO , at the Company’s sole discretion, either (a) 309,000 common shares of the Company or (b) 309,000 shares of a newly authorized class of stock which shall automatically convert on a one to one basis into common shares of the Company on that date which shall be two years from the date of issuance (“Stock Payment”). The Stock Payment shall be paid no later than ten days from the effective date of this Agreement.

DYO shall not, directly or indirectly, offer, issue, sell, contract to sell (including without limitation short sale), grant any option for the sale of, pledge or otherwise dispose of or transfer any or all of the Stock Payment for a period of two years from the date of issuance.

Royalty: Company shall annually pay to DYO a royalty equal to five percent (5%) of the Net Sales of any Licensed Method, Service or Product per annum.

If Company must obtain a license from a third party to avoid infringement of such third party’s patent rights in order to manufacture, use, or commercialize a given Licensed Method, Product or Service and, if the royalties required to be paid to such third party for such license, together with those royalties payable to DYO under the Agreement in aggregate exceed 5% Net Sales for such Licensed Product then the royalty owed to DYO for said Licensed Product will be reduced by an amount calculated as follows:

R=(C*(A/(A+B)))

Where

R = reduction of DYO royalty

A = unreduced DYO royalty

B = sum of all Third Party royalties

C = increment of projected total royalty above 5%

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Sublicense Consideration: Company will pay DYO sublicense fees on the applicable percentage of all Sublicense Consideration received by Company from its Sublicensees, according to the following schedule

EVENT ACHIEVED BY COMPANY PRIOR TO EXECUTION OF A SUBLICENSE BY LICENSEE (for the Licensed Product that is the subject of the Sublicense)	PERCENTAGE OF SUBLICENSEE CONSIDERATION PAYABLE TO DYO
1. Prior to filing of first IND	40%
2. After filing of first IND but prior to dosing of a first patient in a Phase III Clinical Trial of Licensed Product	20%
3. After dosing of a first patient in a Phase III Clinical Trial and prior of first commercial sale of first Licensed Product	15%
4. After first commercial sale of first Licensed Product	10%

Taxes: To the extent a withholding tax obligation is imposed by a governmental authority upon a royalty or other payment due and payable by Company to DYO, Company shall be entitled to withhold from such payment the amount, if any, of any tax assessed or to be withheld, provided that evidence of the payment of such tax is promptly provided to DYO. Company, or the Sublicensee, as the case may be, shall pay the amount of such tax to the proper taxing authority as required and shall be entitled to deduct the amount of such tax from the payment to be made by Company to DYO. Company shall advise DYO of any tax payment made pursuant to this Section (Taxes) and provide, or request a Sublicensee to provide, DYO copies of tax receipts for all taxes paid and deducted from the payment due and payable to DYO, together with copies of all pertinent communications from or with governmental authorities with respect thereto.

Timing of Payment of Royalties: Company shall pay all royalties due and payable on Net Sales (i) within sixty (60) days after the last day of year in which the applicable Net Sales underlying such royalties were billed or invoiced by Company (ii) in the case of a Sublicensee, within thirty (30) days after the last day of year in which the Sublicensee remits payment to Company.

Minimum Royalties: In partial consideration for the rights and licenses granted pursuant to this Agreement, Company shall pay to DYO minimum annual royalties as per the following schedule payable per year within sixty days after each anniversary of the Effective Date of this Agreement, commencing on the second anniversary of the Effective Date. This minimum annual royalty is only payable to the extent that royalty payments made during the preceding year are not equal

$10,000 US a year for years one through five.

$20,000 US a year for years six through twelve

$50,000 US a year for years 13 and thereafter until completion of the Term

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Milestone Payments: Upon the occurrence of each of the following events (each a “Milestone”)), the Company shall make a cash payment (“Milestone Payment”) in the amount corresponding to such Milestone within thirty days after achievement of each Milestone:

Milestone	AMOUNT
1. Dosing of a first human patient in a Phase I or Phase I/II Clinical Trial for Licensed Product	$150,000 US
2. Dosing of a first patient in a Phase III Clinical Trial for Licensed Product	$500,000 US
3. FDA (US) Approval of a Licensed Product	$3,000,000 US
4. EMA (EU) Approval of a Licensed Product	$1,500,000 US
5. PMDA (JPN) Approval of a Licensed Product	$1,000,000 US
6. Cumulative Net Sales of Licensed Products reach $100 Million	$2,000,000 US

Audit Rights: Company shall permit an independent public accountant designated by DYO and reasonably acceptable to Company, to have access, no more than once in each calendar year during the Term and no more than twice during the three (3) calendar years following the expiration or termination of this Agreement, during regular business hours and upon at least sixty (60) days written notice, to Company’s records and books to the extent necessary to determine the accuracy of Net Sales reported, and payments made, by Company to DYO within the three (3) year period immediately preceding such an audit. The independent public accountant shall be under a confidentiality obligation to Company to disclose to DYO only (a) the accuracy of Net Sales reported and the basis for royalty and other payments made to DYO under this Agreement and (b) the difference, if any, such reported and paid amounts vary from amounts determined as a result of the audit. If such examination results in a determination that Net Sales or payments have been misstated, over or under paid amounts due shall be paid promptly to the appropriate Party. If Net Sales are understated by greater than ten percent (10%), the fees and expenses of such accountant shall be paid by Company; otherwise the fees and expenses of such accountant shall be paid by DYO. All matters reviewed by such independent public accountant shall be deemed Confidential Information of Company and shall be subject to Section 6 (Confidentiality).

5. FINANCING AND RESEARCH AGREEMENT:

Company shall raise $2,000,000 US through either debt or equity financing within 2 years of execution of this Agreement (“Funding”). Company shall enter into a research collaboration agreement with DYO upon mutually acceptable terms and conditions within 30 days of Funding (“Research Agreement).

Substantially all of the Funding shall be utilized to enable the Technology for the benefit of developing Company’s existing and future small molecule drug intellectual property. It is anticipated that this research agreement will utilize substantially all of these funds over two years. It is agreed by the Parties that Company shall exclusively possess all right, title and interest in and to including, but not limited to, the copyrights, trade secrets, trademarks and associated good will and patent rights to any and all inventions, discoveries, intellectual property and chemical structures resulting from this Research Agreement.

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6. CONFIDENTIALITY:

(a) Confidential Information. The Parties may provide Confidential Information to each other, including but not limited to each Party’s know-how, invention disclosures, proprietary materials and/or technologies, economic information, business or research strategies, trade secrets and material embodiments thereof. As used herein, “Confidential Information” means any information of a confidential and proprietary nature disclosed by a Party to this Agreement to the other Party (i) in written form marked “confidential” or (ii) in oral form if summarized in a writing marked “confidential” delivered to the receiving Party within thirty (30) days after the oral disclosure.

(b) Confidentiality and Non-Use. The recipient of a disclosing Party’s Confidential Information shall maintain such Confidential Information in confidence, and shall disclose such Confidential Information only to its employees, agents, consultants, Affiliates, licensors, sublicensees, attorneys, accountants, investors, potential acquirors and advisors who have a reasonable need to know such Confidential Information and who are bound by obligations of confidentiality and non-use no less restrictive than those set forth herein and for whom each Party shall be responsible for any breach of this Section 6. The recipient of the disclosing Party’s Confidential Information shall use such Confidential Information solely to exercise its rights and perform its obligations under this Agreement (including, without limitation, the right to use and disclose such Confidential Information in regulatory applications and filings), unless otherwise mutually agreed in writing. The recipient of the other Party’s Confidential Information shall take the same degree of care that it uses to protect its own confidential and proprietary information of a similar nature and importance (but in any event no less than reasonable care).

(c) Exclusions. Confidential Information shall not include information that: (a) is in the recipient’s possession prior to receipt from the disclosing Party as established by documentary proof; (b) is or becomes, through no fault of the recipient or its Affiliates or sublicensees hereunder, publicly known (as shown by the recipient’s written record); (c) is furnished to the recipient by a third party without breach of a duty to the disclosing Party; (d) is independently developed by the recipient without use of, application of or access to the disclosing Party’s Confidential Information; or (e) is required to be disclosed under applicable law, but only for the sole purpose of and solely to the extent required by such law, and provided that the recipient, to the extent possible, shall give the disclosing Party prior written notice of the proposed disclosure and cooperate fully with the disclosing Party to minimize the scope of any such required disclosure, to the extent possible and in accordance with applicable law.

(d) Termination. All obligations of confidentiality and non-use imposed under this Section 6 (Confidentiality) shall expire five (5) years after the date of disclosure of such information under this Agreement.

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7. FORCE MAJEURE:

Neither Party shall be held responsible for any delay or failure in performance hereunder caused by strikes, embargoes, unexpected government requirements, including civil or military authorities, acts of God, earthquake, or by the public enemy or other causes reasonably beyond such Party’s control and without such Party’s fault or negligence; provided that the affected Party notifies the unaffected Party as soon as reasonably possible, and resumes performance hereunder as soon as reasonably possible following cessation of such force majeure event; and provided further that no such delay or failure in performance shall continue for more than six months.

8. ASSIGNMENT:

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties . Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.
Notwithstanding the above Company may assign this Agreement or any of the rights, interests or obligations hereunder to an Affiliate of the Company without obtaining the prior written consent of DYO.

9. INFRINGEMENT:

Each Party shall notify the other Party of any infringement of any intellectual property rights with regard to the Technology or a Licensed Method, Party or Product by a third party in the Field which becomes known to such Party, and of any claim of infringement by a third party that the activities of a Party infringe patent rights of such third party. Licensor shall have has sole responsibility and control of legal action relating to claims of infringement with respect to the Technology. DYO shall have the first right, but not an obligation, to initiate, maintain and control, at DYO’s expense, legal action against any infringement of intellectual property rights relating to the Technology by a third party in the Field. In any suit, proceeding or dispute involving infringement of any intellectual property rights relating to the Technology in the Field, the Parties shall provide each other with reasonable cooperation shall make available to each other , at reasonable times and under appropriate conditions, all relevant personnel, records, papers, information, samples, specimens, and the like in its possession.

10. TERMINATION:

This Agreement License may be terminated by DYO in the event:

No licensed Method, Service or Product has been granted Patent Protection in at least one jurisdiction after the expiration of four years from execution

The sum of $2,000,000 shall not have been raised within 2 years of execution of the license.

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The Research Agreement shall not have been entered into as of thirty days subsequent to the Funding.

The Company shall not have achieved cumulative Net Sales of Licensed Product, Service and Methods of at least $10,000,000 as of a date that is ten years from the execution of the license

The Company shall fail to pay any consideration required under the license and such failure remains uncured for thirty days.

This Agreement may be terminated by the Company in the event:

DYO shall be determined to not have exclusive unencumbered Patent Rights to the Technology in whole or in part.

Any other entity shall be determined to have the right- exercised or not- to utilize the Technology ( in whole or in part) to develop make, use, offer for sale, sell, perform, have performed export and import and sell products, methods and services which can reasonably be expected to be similar to or competitive with products, methods and services to be developed by the Company utilizing the rights granted by the License. .

DYO shall have failed to demonstrate during the course of due diligence to the satisfaction of the Company that the Technology can be effectively utilized for the purposes intended by this License

In the event that the Agreement is terminated pursuant to the any of the abovementioned the Stock Payment shall be promptly returned by DYO to the Company for cancellation.

11. NOTICES:

Any notice, report, communication or consent required or permitted by this Agreement shall be in writing and shall be sent (a) by prepaid registered or certified mail, return receipt requested, (b) by overnight express delivery service by a nationally recognized courier, or (c) via confirmed facsimile or telecopy, followed within five (5) days by a copy mailed in the preceding manner, addressed to the other Party. Such notice will be deemed to have been given when delivered or, if delivery is not accomplished by some fault of the addressee, when tendered.

12. GOVERNING LAW,VENUE, And WAIVER OF JURY TRIAL:

All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in New York for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or inconvenient venue for such proceeding. If either party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

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13. SEVERABILITY:

If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other severable provision of this Agreement, and this Agreement shall be carried out as if any such invalid or unenforceable provisions were not contained herein.

14. WAIVER:

Failure by either Party to enforce a term of this Agreement will not be deemed a waiver of future enforcement of that or any other term in this Agreement or any other agreement that may be in place between the Parties.

15. MODIFICATION:

This Agreement may not be altered, amended or modified in any way except by a writing signed by both Parties.

16. ENTIRE AGREEMENT:

The Parties acknowledge that this Agreement, together with the exhibits attached hereto, sets forth the entire agreement and understanding of the Parties as to the subject matter hereof, and supersedes all prior and contemporaneous discussions, agreements and writings in respect hereto.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

SYBLEU INC.	DYO BIOTECHNOLOGIES, PTY, LTD
BY: JOSEPH G VAINI	BY: HARRY M. LANDER
ITS: Chief Executive Officer	ITS: Managing Director

/s/ Joseph G Vaini	/s/ Harry M. Lander
Signature	Signature

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EXHIBIT A

Artificial intelligence/machine learning engine designed to utilize existing chemical library structures in an integrated model to predict highly specific and sensitive novel chemical structures for molecular targets.

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